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Investor Relations
CKE Restaurants, Inc.
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CKE RESTAURANTS, INC. REPORTS PERIOD SEVEN AND SECOND FISCAL QUARTER
SAME-STORE SALES AND GIVES GUIDANCE ON RESTAURANT OPERATING COSTS

CARPINTERIA, Calif. – August 18, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven company-operated same-store sales for the four, twelve, and twenty-eight week periods ended August 10, 2009, for Carl’s Jr.® and Hardee’s®.

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY 2010	FY 2009	FY 2010	FY 2009	FY 2010	FY 2009

Carl’s Jr.	-5.2%	+4.2%	-6.1%	+3.8%	-5.6%	+3.9%
Hardee’s	-1.6%	+1.4%	-2.7%	+3.3%	+0.2%	+1.0%
Blended	-3.6%	+3.0%	-4.6%	+3.6%	-3.1%	+2.6%

“Our management team’s focus on stemming the decline in same-store sales looks to have gained some traction in period seven,” said Andrew F. Puzder, chief executive officer. “During period seven, we continued to see the benefit of our popular Teriyaki Burgers at Carl’s Jr. supported with an ad starring Audrina Patridge from ‘The Hills’ television show. Since we rolled out this product mid-way into period six, the Teriyaki Burgers have been among the best selling premium burgers on our menu. We offer it on all three of our burger platforms starting at approximately $2.89.

“At Hardee’s, we introduced our new French Dip Thickburger® during the period, a meaty combination of a 100% Black Angus Beef Thickburger topped with thinly-sliced roast beef and melting Swiss cheese served with a cup of au jus for dipping. We priced this latest ‘meat-on-meat’ Thickburger at approximately $3.99. To help spread the word, Hardee’s is sending a French Maid street team on Segways to appear at several regional events.

“Also in period seven, Hardee’s continued to promote a breakfast sweet-good item known as ‘Biscuit Holes’, which we make with our famous Made-From-Scratch buttermilk biscuit dough, roll in cinnamon-sugar, and serve with a cup of icing for dipping. We supported this product on air during period seven with humorous ads that featured actual consumers coming up with alternative, often inappropriate, names for the product.

“During period seven, CKE partnered with Monster Beverage Company, to offer the uber-popular Monster Energy® drinks in more than 3,000 restaurants throughout the nation. The agreement between CKE and Monster marks a quick-serve milestone — Carl’s Jr. and Hardee’s become the first major quick-serve restaurants to offer Monster as a permanent menu item. This addition to our menu is a first step in our effort to enhance our beverage offerings with select brands that appeal to our core demographic.

“Carl’s Jr., Hardee’s and Monster are made for each other. You can’t walk down the street without seeing a young guy holding a can of Monster. Now guests can start their morning with one of our delicious breakfasts and cap it off with a can of Monster to get a head start on the day, or they can have one after their burger to keep them going. They can even grab one on the go in the drive-thru.

“Our management team is encouraged by the improvement in our same-store sales trend from period six. However, we still have a ways to go so we are continuing to work diligently to bring same-store sales back to positive territory, while staying focused on maintaining our brand image, consumer perceptions regarding the taste and quality of our food, and our profitability.

“Although blended same-store sales declined by 3.6 percent during period seven, the trend improved from period six, which was down 5.0 percent. On a two-year basis, blended same-store sales decreased 0.6 percent in period seven. Blended trailing-13 period average unit volume was $1,228,000 in period seven, which compares to $1,207,000 for period seven last year.

“With respect to the brands, for period seven, Hardee’s same-store sales declined 1.6 percent, compared to an increase of 1.4 percent for period seven of fiscal 2009. On a two-year basis, Hardee’s same-store sales decreased 0.2 percent. Hardee’s trailing-13 period average unit volume was $1,006,000 in period seven, which compares to $973,000 for period seven last year.

“Same-store sales for Carl’s Jr. declined 5.2 percent for period seven as compared to an increase of 4.2 percent for period seven last year. On a two-year basis, same-store sales declined 1.0 percent for period seven. Carl’s Jr.’s trailing-13 period average unit volume totaled $1,486,000 in period seven, which compares to $1,527,000 for the same period last year,” Puzder concluded.

Period Seven Revenue Trends
Company-operated (dollars in millions)

For period seven, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY2010	FY2009	FY2010	FY2009	FY2010	FY2009
Carl’s Jr.	48.1	49.0	143.5	147.1	335.6	342.4
Hardee’s	38.0	39.9	114.2	119.9	265.2	282.8

Total	86.1	88.9	257.7	267.0	600.8	625.2

Total revenue for company-operated restaurants declined $2.8 million in period seven, driven by the refranchising of Hardee’s restaurants during the prior fiscal year as well as the same-store sales decline.

Second Quarter Cost Trends

As has been the practice, the Company is providing general insight with respect to certain of its operating expenses for the second quarter of fiscal 2010. However, investors should be aware that the Company has yet to complete its review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or its business in general.

“On a consolidated basis, fiscal 2010 second quarter restaurant level margin as a percentage of company-operated restaurants revenue is anticipated to be between 19.1 percent and 19.4 percent as compared to the second quarter of fiscal 2009, when consolidated restaurant level margin was 19.3 percent,” explained Ted Abajian, Executive Vice President and Chief Financial Officer. As discussed more fully below, restaurant level margins for the second quarter of fiscal 2010 include an increase in depreciation expense of between 95 and 105 basis points related to our ongoing remodel program.

“While year-over-year costs for potatoes, dairy, chicken and soft drink syrups were higher in the quarter, we have been able to offset these increases with a combination of cost savings initiatives, menu price increases and favorable costs relative to beef, cheese, oil, produce and bakery ingredients,” Abajian continued. “We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 140 to 150 basis points lower than our results for the second quarter of fiscal 2009. In the prior year second quarter, food and packaging costs on a consolidated basis were 30.1 percent of company-operated restaurants revenue.

“We expect labor and employee benefit costs as a percentage of company-operated restaurants revenue to be 0 to 10 basis points lower than our results for the second quarter of fiscal 2009. In the prior year second quarter, labor and employee benefit costs on a consolidated basis, were 28.2 percent of company-operated restaurants revenue.

“We anticipate consolidated occupancy and other costs as a percentage of company-operated restaurants revenue for the second quarter will be approximately 150 to 160 basis points higher than the results reported in the second quarter of fiscal 2009 primarily due to an increase in depreciation expense of approximately 95 to 105 basis points related to our ongoing remodel program and the deleveraging impact of our blended same-store sales decline during the second quarter of fiscal 2010. In the prior year second quarter, occupancy and other costs on a consolidated basis, were 22.4 percent of company-operated restaurants revenue.

“The Company expects interest expense for the second quarter to be approximately $2.0 million. This figure includes interest paid on the Company’s term loan and revolving credit facility, as well as an estimated $1.1 million favorable adjustment to mark-to-market the interest rate swap agreements.”

The Company will report period eight same-store sales results on or about September 16, 2009. As of the end of its fiscal first quarter on May 18, 2009, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,133 franchised or company-operated restaurants in 42 states and in 14 countries, including 1,205 Carl’s Jr.® restaurants and 1,915 Hardee’s® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this press release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores; changes in economic conditions which may affect the Company’s business and stock price; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in consumer preferences and perceptions; changes in the price or availability of commodities; changes in the Company’s suppliers’ ability to provide quality products to the Company in a timely manner; the effect of the media’s reports regarding food-borne illnesses and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; increased insurance and/or self-insurance costs; the Company’s ability to select appropriate restaurant locations, construct new restaurants, complete remodels of existing restaurants and renew leases with favorable terms; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.